Agtools

Agtools is a special tool that collects market data on fruits, vegetables, nuts, herbs, and plants from all around the world - including the USA and 185 other countries. We collect data on over 450 different types of food, like strawberries, broccoli, lettuce, almonds, and roses. Patent 122074-10001


Mitigating Risk
Maximizing Returns
Securing Global Food Markets
agtools®
Data Driven
Agri-Risk & Investment Intelligence - Emphasizes risk mitigation and financial decision-making
Martha Montoya
martha@ag.tools
+1.714.366.3225

Invest

$99 minimum investment

DEADLINE: February 20, 2026

in 3 months

SHARE PRICE

$1

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$15,793,395

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

My name is Martha Montoya, CEO of Agtools. I was raised as part of farming operations, where I saw firsthand the challenges that farmers face in terms of access to data, market information, and supply chain coordination. As I got older, I realized that these issues weren't just limitations for farmers, but also had a ripple effect throughout the entire food system.

I became determined to use technology to solve this problem and create a better future for farmers, distributors, retailers, and other supply chain stakeholders who impact their lives. **At Agtools, we're creating a platform that provides real-time data and insights to help these stakeholders make informed decisions that improve efficiency, reduce waste, and promote sustainability.**



Our company mission is deeply personal for me, as it aligns with my own values of improving the efficiency and resilience of global food systems. I believe that by offering the most flexible and groundbreaking software architecture, we can have a profound impact on the lives of farmers, consumers, and the planet.

At Agtools, our purpose goes beyond just providing data solutions - it's about **improving the livelihoods of farmers and rural communities.** By empowering supply chain stakeholders to make data-driven decisions, we're aiming to create a more efficient, resilient, and equitable food system that benefits everyone.

Our brand strives to serve as a catalyst for positive change, not just in the agriculture industry, but globally.

By reducing waste, improving efficiency, and promoting sustainability, we aim to contribute to a healthier planet and a more prosperous future for all.

SUCCESS TO DATE

Awards

- Award Winner - Microsoft ML/Artificial Intelligence
- 2nd place at The Ultimate AI Pitch by Amazon
- Winner Flywheel
- Winner San Diego Angel Conference
- Accenture Supply Chain Innovation Summit Award
- Nutrien/Radicle Inclusion Award
- Winner EuropeanOrange Decarbonization Competition
- Chloe Winner Women in Climate Tech
- Octane People's Award
- IICA Winner of Digital Agriculture Solutions for the Americas

Accelerators/Incubators

- Gener8tor Accelerator
- Insurtech Accelerator
- Plug and Play Incubator
- RevTech Accelerator
- Techstars Incubator

Featured

- **First utility patent: Supply Chain Intelligence – Systems and Methods. Patent 122074-10001**
- **Patent application for Neural network to predict environmental impact on a specified crop application number 18/815,180**
- Refed 2021
- Ranked #88 -2025 Annual global FoodTech500 competition as an innovative leader in AgFoodTech
- Foodbytes - Rabobank Top 10 Innovative in data transparency
- Proclamation Agtech Week in Champaign, Illinois
- Women in Produce - The Packer
- Pepperdine Most Fundable Company

PROBLEM

As I reflect on my journey in the food supply chain and dealing from farmers to sophisticated buyers, I'm reminded of the countless hours I spent surrounded by teachers and students at my parents' schools and universities for adults. My family has always been dedicated to education, and I was fortunate to grow up with a unique perspective on learning. **My parent's approach to teaching was innovative and effective** - they believed that learning should be fun, engaging, and relevant to real-life situations and the most effective way to learn is through storytelling, interactive experiences, and hands-on activities.

At Agtools, we're applying this passionate approach, educational and entertaining to make data more accessible and engaging for all users. We call it 'edu-entertaining,' because we believe that learning should be an enjoyable and immersive experience. That's why we've developed Yari, the bee that pollinates data across screens! With Yari, users are not just getting data - they're experiencing it, and gaining a deeper understanding of the food supply chain that can inform their business decisions.

SOLUTION

Agtools is a special tool that collects data on fruits, vegetables, nuts, herbs, and plants (specialty crops) from all around the world - including the USA and 185 other countries. We collect data on over 450 different types of food, like strawberries, broccoli, lettuce, almonds, and roses. This helps us understand how these foods are grown, harvested, and shipped to stores.

Why do we collect this data?

The truth is, most of the food we eat contains these same ingredients. For example:

- Fresh tomatoes: sliced and served on sandwiches or in salads
- Processed sauces: made from crushed tomatoes and tomato puree
- Salsas: made with diced fresh tomatoes and spices
- Soups: made with cooked potatoes and vegetables
- Potatoes: french fries and potato chips


Fresh Tomatoes
Fresh Potatoes
Sliced and served on sandwiches or in salads
Processed Sauces
Made from crushed tomatoes and tomatoes puree
Salsas
Made with diced fresh tomatoes and spices
Soups
Made with cooked potatoes and vegetables
French Fries & Potato Chips
Made from Fresh Potatoes

Why is this data important?

- When farmers and buyers don't have accurate data, they often make guesses about the market. If those guesses are wrong, the farm might not harvest as much produce, or none. This can lead to food shortages, waste, and we lose our farmers. Global farms may shrink by 50% by the end of 21st Century (University of Colorado) while we waste over 62,500 truckloads per day. But that's not all - the way we grow, harvest, and ship food also affects the environment. By understanding how our food systems work, we can make a positive impact on the planet.
- Specialty crops are a critical component of the overall US agriculture economy, accounting for 64.7 billion in farm gate value and 30 percent of farm cash receipts for crops.
- Expanding access and availability to safe, wholesome, healthy and affordable foods will encourage lifelong healthy eating habits, mental and physical well-being, and help address national priorities such as obesity, heart disease, and food and nutrition insecurity.

BUSINESS MODEL & MARKET

Revenue streams:

$10-$50 automatic report per user, per commodity, per month – any user

$499.00 per user, per commodity, per month for enterprise farmers

$10K-$35K per corporate account that could include several users, several commodities, different reports and in some cases data integration.


Market
Opportunity
> $ 6.4 B
agtools
Data Driven
By Customer Types
Farmer
Avocado
Farmer
Small/Medium
Corporations
Aggregators
Enterprises
1: #Users - Americas
2: Potential Revenue

PRESS

- **BlueBook**
  Agtools launches tariff calculator
- **Yahoo! Finance**
  Interview with Agtools
- **Fruitnet**
  Fruitnet and Agtools team up to provide top-class insight and analysis
- **LinkedIn**
  Transforming Agriculture: How AgTools is Changing the Game with Data Science
- **Central Florida AG News**
  UF Agriculture Economist Using AgTools to Give Growers an Edge
- **The Washington Post**
  Avocado prices could spike as U.S. suspends imports from Mexico

TEAM



Martha Montoya

CEO

Led by Martha Montoya, CEO whose career spans over 35 years, with a wealth of experience sourcing and trading from four continents, particularly the southern hemisphere. Her expertise in commodities has been honed through working with buyers in the Americas, Europe, and Asia, providing her with a deep understanding of products from origin to delivery. Recognizing the need for reliable, trusted, and real-time data to navigate market volatility, boost profitability, and reduce waste, Martha founded Agtools, a patented and award-winning ML/AI SaaS solution. She has held various leadership roles, including appointments to the Board of IFT, Department of Commerce Export Council, and California Department of Food and Agriculture.



Charles Harrison

Executive Vice President and Compliance

Charles Harrison, Executive Vice President and Compliance is an international business development leader skilled at market entry planning and execution crossing multiple industries and marketplaces including most recently the Agricultural industry in the Americas. Experienced in P/L responsibility and leading teams by inspiration and example. Skilled strategist in taking startup ventures and executing to increase revenue and meet performance metrics. Entrepreneur experienced with major brands including Hilton, CIRSA, Marriott, Wyndham, Boeing and Del Mar Medical. Lived and worked in Europe, Latin America and USA. Thunderbird MBA, fluent in Spanish and Portuguese. Experienced at C Level requirements while collaborating at all levels to ensure team integration, customer service, development, quality, and delivery.

INVESTOR INVITATION



Our Agtools is rooted in eight primary areas:

1. Deep knowledge of the worldwide food market industry from the farming fields to the dinner table.
2. Long record in developing technology solutions in a worldwide scalable manner.
3. Extensive knowledge on worldwide government research - source, curate, audit.
4. Lead by famous agronomists with depth seed to post-harvest experience - matching all data verticals impacting crops.
5. Data Analytics worldwide food experience.
6. Deep mathematical and algorithms for the global agricultural industry.
7. Human behavior and research on adult education.
8. Compliance and intellectual property vast experience..

As we approach this conversation about supporting us at Agtools, I want to start by acknowledging a fundamental truth: farmers are at the heart of our food system. And we know 95% of farms are family owned in the United States and 75% worldwide.

The decisions made by those who control the flow of commodities through our supply chain have a disproportionate impact on the livelihoods of families who work tirelessly on the land. And it's not just about the farmers themselves – it's also about the future generations that will inherit the choices we make today.

We're seeing a new wave of leaders emerge, people who care deeply about the well-being of our planet and its inhabitants. These are often young professionals who are driving change in their industries as buyers, valuing transparency, sustainability, and social responsibility for their own future.

At Agtools, we've come to realize that this shift in values requires a fundamental transformation of how we do business. We need to empower farmers with market data-driven insights that support their decisions, while also educating and engaging with our buyers as stakeholders.

That's why we're creating the 'sandwich effect' – empowering one side (farmers) while educating and engaging the other (buyers). This is a bold strategy, but it's also a necessary one.

As someone who's grown up hearing about the struggles of family farmers from my grandfather, I know firsthand about the importance of this work. My uncles and father left farming because they saw no stability or future – a heartbreaking reality that many families face today.

But we're not just talking about reversing historical trends – we're also working to create a better future. We're focusing on the most critical commodities – fruits, vegetables, nuts, herbs, and plants – which are essential for human well-being.

By working with us at Agtools, you'll be joining a movement that's dedicated to creating a more sustainable, equitable, and resilient food system. You'll be supporting farmers who are passionate about their craft and committed to making a positive impact on the planet. And you'll be contributing to a future where our food system is a force for good – not just for people, but for the planet itself.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Product Development	$120,000	9.7%
Marketing and Sales	$360,000	29.1%
Engineering CompensationExpense name	$240,000	19.4%
Working Capital	$180,000	14.6%
Tech Infrastructure	$153,285	12.4%
Partnerships CoSellersense name	$121,200	9.8%
Intermediary fees	$60,515	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common stock, under registration exemption 4(a)(6), in Agtools Inc. This offering must reach its target of at least $10,000 by its offering deadline of February 20, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,028,395 shares
× $1 per share

$17,028,395 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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